EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MICROTEK MEDICAL HOLDINGS ANNOUNCES RESULTS FOR FIRST QUARTER 2007

1st Quarter 2007 revenues increase 10 percent over 2006 quarter
Earnings total $2.1 million, or $0.05 per diluted share

ALPHARETTA, GA, May 9, 2007 - Microtek Medical Holdings, Inc. (Nasdaq: MTMD), a leading manufacturer and marketer of infection control products, fluid control products and safety products to healthcare professionals, today announced results for the first quarter ended March 31, 2007. Highlights include:

▪	First quarter 2007 revenues increased by 10.4 percent, led by double-digit increases in international and domestic branded revenues;
▪	Gross margin for the first quarter of 2007 increased to 41.7 percent, versus 40.5 percent for the first quarter of 2006;
▪	Income from operations and operating income margin for the first quarter of 2007 were $2.7 million and 7.2 percent, respectively;
▪	At March 31, 2007, cash balances totaled approximately $15.3 million.

First Quarter Results

Net revenues for the first quarter of 2007 totaled $37.2 million, versus $33.7 million in the first quarter of 2006. Domestic branded and international revenues increased in the first quarter of 2007, versus the first quarter of 2006, by 12.2 percent and 20.1 percent, respectively. The Company’s reported earnings for the first quarter of 2007 were $2.1 million, or $0.05 per diluted share, as compared to $2.3 million, or $0.05 per diluted share, for the first quarter of 2006.

“Top line revenue growth for the first quarter of 2007 was driven by strong performance in our domestic branded revenues and contributions from our 2006 international acquisitions,” commented Dan R. Lee, the Company’s President and CEO. “Domestically, we are very pleased with the growth in our core equipment and specialty patient draping revenues. The contribution from these branded products to our gross margin and operating cash flows is very strong. At the same time, we continue to add complementary and ancillary single use, single patient, disposable products to our surgical market offerings in our domestic and international markets.”

Mr. Lee stated, “I am also very pleased with our success in improving our gross margin to 41.7 percent in the first quarter of 2007. Our expanding gross margin was primarily due to strong revenue performance of our higher margin domestic branded business, contribution from certain higher margin international product lines acquired in 2006 and recent manufacturing cost improvement initiatives.”

Mr. Lee continued, “During the first quarter, we continued to execute on our stated plan for 2007. In addition to improving revenues, we emphasized three key operational objectives during the quarter that are strategic to our growth for the balance of the year and beyond. First, we have fully embraced a global expansion program for the sales and marketing of our products and our infrastructure. We are continuing with our integration efforts for Europlak and Eurobiopsy, the French-based acquisitions that were completed in October and December of 2006, respectively. We are taking a measured approach to accelerating market expansion of the products acquired in these acquisitions outside of France and to development of these more technologically advanced product lines. We also continue global expansion of other aspects of our business outside of Europe, including China and Japan. Secondly, we are successfully rationalizing our OEM customer base to simultaneously expand the number of companies we serve, lessen our dependency on a few large customers and secure more profitable, higher tech opportunities. We are now marketing our competencies to a new legion of equipment manufacturers where we add value, and in doing so, we have improved the overall profitability of our OEM business. Finally, we continue to strategically invest in the growth aspects of our domestic and international businesses. We believe these investments are required to sustain and extend our global market opportunities.”

The Company reiterated its guidance for the full year of 2007 which includes revenues for 2007 in the range of $155 million to $160 million and earnings for 2007 in the range of $0.20 to $0.22 per diluted share.

Mr. Lee concluded, “Looking forward, we believe that successful execution of our business plan in 2007 and beyond requires a continued balance of organic revenue growth, domestically and internationally, and contributions from strategic acquisitions, including those we have recently completed. We are focused on the design, development and introduction of new products, targeting our sales efforts on fast-growing surgical specialties and enhancing our direct branded presence in strategic European and Asian markets. Our strong cash flow, solid balance sheet fundamentals, including a strong cash position and minimal debt, and our ability to leverage that strength for long-term growth have us well positioned for improved long-term profitability and enhanced shareholder value.”

Conference Call: The Company invites its shareholders and other interested parties to join its conference call which will be conducted by Dan R. Lee, President and Chief Executive Officer, and Jerry Wilson, Chief Financial Officer, at 4:30 p.m. Eastern Time on Wednesday, May 9, 2007. This conference call will be accessible to the public by calling 1-877-407-9210 (U.S.), Reference: Microtek Medical. International callers dial 1-201-689-8049. Callers should dial in approximately 10 minutes before the call begins. To access the live broadcast of the call over the Internet, go to Investor Relations page at www.MicrotekMed.com. A conference call replay will be available through 11:59 p.m. Eastern Time on May 16, 2007 and can be accessed by calling 1-877-660-6853 (U.S.) or 1-201-612-7415 (international); for both reference conference call account #286, Conference ID # 239859.

Actual Results Could Differ From Forward-Looking Statements: This Press Release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, our ability to continue global expansion of our business in Europe and outside of Europe; our ability to rationalize our OEM customer base to expand the number of companies we serve, lessen our dependency on a few large customers and secure a more profitable, higher tech opportunities; our ability to improve the overall profitability of our OEM business; our belief that strategic investments in the growth aspects of our domestic and international businesses are required to sustain and extend our global market opportunities; guidance for our revenues and earnings for full year 2007; and our belief that we are well positioned for improved long-term profitability and enhanced shareholder value. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ from those referred to in such statements. These risks include, without limitation, the following: low barriers to entry for competitive products could cause the Company to reduce the prices for its products or lose customers; large purchasers of the Company’s products regularly negotiate for reductions in prices for the Company’s products, which may reduce the Company’s profits; because a few distributors control much of the delivery of hospital supplies to hospitals, the Company relies significantly on these distributors in connection with the sale of the Company’s branded products; the Company’s relatively small sales and marketing force may place the Company at a competitive disadvantage to its competition; the Company’s contract manufacturing division relies upon a small number of customers, the loss of any of which could have a material adverse impact on the Company; the inability of the Company to complete acquisitions of businesses at an attractive cost could adversely affect the Company’s growth; if the Company is successful in acquiring businesses, the failure to successfully integrate those businesses could adversely affect the Company; the Company’s growing international operations subject the Company’s operating results to numerous additional risks; markets in which the Company competes are highly competitive, which may adversely affect the Company’s growth and operating results; the Company’s products are subject to extensive governmental regulations, compliance or non-compliance with which could adversely affect the Company; the Company’s strategies to protect its proprietary assets may be ineffective, allowing increased competition with the Company; fluctuations in the value of the dollar against foreign currencies have in the past and may in the future adversely affect the Company’s operating results; and the Company’s expenses for raw materials and product distribution are adversely affected by increases in the price for petroleum. The foregoing risks are intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. These factors should be read in conjunction with the more detailed risk factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. The Company does not undertake to update its forward-looking statements to reflect future events or circumstances.

About Microtek Medical:
Microtek Medical is a leading manufacturer and supplier of innovative product solutions for patient care, occupational safety and management of infectious and hazardous waste for the healthcare industry. Headquartered near Atlanta, Georgia, the Company offers an extensive line of infection control, fluid control and safety products, such as disposable equipment and patient drapes, which are marketed to healthcare professionals through multiple channels, including direct sales, original equipment manufacturers (“OEM’s”) and private label arrangements.  Microtek Medical’s goal is to provide healthcare professionals with innovative product solutions that encompass a high-level of patient care and prevention of cross infection in operating rooms and ambulatory surgical centers worldwide.  For further information, visit www.microtekmed.com.

For More Information, Please Call (800) 476-5973
Dan R. Lee, President & CEO
Jerry Wilson, CFO
John Mills, Investor Relations InvestorRelations@microtekmed.com

-Tables Follow -

MICROTEK MEDICAL HOLDINGS, INC.
Unaudited Financial Highlights
(in thousands, except for per share data)	Three months ended
	March 31,
	2007	2006
Net revenues	$37,176	$33,683
Gross profit	15,492	13,638
Operating expenses:
Selling, general and administrative	12,117	9,957
Research and development	392	144
Amortization of intangibles	307	214
Total operating expenses	12,816	10,315

Income from operations	2,676	3,323

Interest income, net	95	83
Foreign currency exchange gain	95	-
Other income, net	32	33
Income before income taxes	2,898	3,439

Income tax expense	812	1,189
Net income	$2,086	$2,250

Net income per share - basic and diluted	$0.05	$0.05

Weighted average shares outstanding - basic	43,398	43,672
Weighted average shares outstanding - diluted	44,699	44,649

Balance Sheet Data:	March 31, 2007	December 31, 2006
Cash and cash equivalents	$15,273	$17,059
Other current assets	64,749	60,747
Total current assets	80,022	77,806
Total assets	$157,605	$156,166
Current liabilities	$16,822	$18,933
Long-term debt	1,904	721
Other liabilities	4,036	4,276
Total liabilities	22,762	23,930
Shareholders' equity	134,843	132,236
Total liabilities and shareholders' equity	$157,605	$156,166